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                          LOAN AND SECURITY AGREEMENT

                                 EXHIBIT 10.29
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                          LOAN AND SECURITY AGREEMENT

                                XIRCOM, INC. and
                               PRIMARY RATE, INC.


                 This Agreement is between the undersigned Borrower and the undersigned Lender concerning loans and other credit accommodations to be made by Lender to Borrower.

SECTION 1.                PARTIES

                 1.1 The "Borrower" is the person, firm, corporation or other entity identified as the Borrower in Section 10 and its successors and assigns. If more than one Borrower is specified in Section 10, all references to Borrower shall mean each of them, jointly and severally, individually and collectively, and the successors and assigns of each.

                 1.2 The "Lender" is The CIT Group/Credit Finance, Inc., and its successors and assigns.

SECTION 2.       LOANS AND OTHER CREDIT ACCOMMODATIONS

                 2.1 Revolving Loans. Lender shall, subject to the terms and conditions contained herein, make revolving loans to Borrower ("Revolving Loans") in amounts requested by Borrower from time to time, but not in excess of the Net Availability existing immediately prior to the making of the requested Revolving Loan and provided the requested Revolving Loan would not cause the outstanding Obligations to exceed the Maximum Credit.

                          (a) The "Maximum Credit" is set forth in Section 10.1(a) hereof.

                          (b) The "Gross Availability" shall be calculated at any time as the sum of

                          (i) the product obtained by multiplying the
                 then-outstanding amount of Eligible Accounts, net of all taxes, discounts, allowances and credits given or claimed, by the Eligible Accounts Percentage set forth in Section 10.1(b), subject to any applicable sublimit set forth in such Section, plus: (ii) the product obtained by multiplying the applicable Eligible Inventory Percentages, if any, set forth in Section 10.1(b) by the values (as determined by Lender based on the lower of cost or market) of Eligible Inventory, but the amount so added shall not exceed any sublimits set forth in Section 10.1(c), minus: (iii) any Reserves.
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                          (c)     The "Net Availability" shall be calculated at
         any time as an amount equal to the Gross Availability minus the aggregate amount of all then-outstanding Obligations of Borrower to Lender.

                          (d) "Eligible Accounts" are accounts created by Borrower in the ordinary course of its business which are and remain acceptable to Lender for lending purposes. General criteria for Eligible Accounts are set forth below but may be revised from time to time by Lender, in its sole judgment, on thirty (30) days' prior written notice to Borrower. Lender shall, in general, deem accounts to be Eligible Accounts if: (1) such accounts arise from bona fide completed transactions and have not remained unpaid for more than the number of days after the invoice date set forth in Section 10.1(d);
         (2) the amounts of the accounts reported to Lender are absolutely owing to Borrower and do not arise from sales on consignment, guaranteed sale or other terms under which payment by the account debtors may be conditional or contingent (other than stock rotation or stock balancing rights); (3) the account debtor's chief executive office or principal place of business is located in the United States or Canada or payment of the account is fully supported by a letter of credit or insured by FCIA or Exim Bank (at Lender's option) and each of which is assigned to Lender and in form and substance acceptable to Lender; (4) such accounts do not arise from progress billings (except as set forth in Section 10.1(b), consignments, retainages or bill and hold sales (other than stock rotation or stock balancing rights); (5) there are no contra relationships, setoffs, counterclaims or disputes existing with respect thereto and, where Lender deems appropriate, it is furnished with a non-offset letter in form and substance satisfactory to Lender, and there are no other facts existing or threatened which would impair or delay the collectability of all or any portion thereof; (6) the goods giving rise thereto were not at the time of the sale subject to any liens except those permitted in this Agreement; (7) such accounts are not accounts with respect to which the account debtor or any officer or employee thereof is an officer, employee or agent of or is affiliated with Borrower, directly or indirectly, whether by virtue of family membership, ownership, control, management or otherwise; (8) such accounts are not accounts with respect to which the account debtor is the United States or any State or political subdivision thereof or any department, agency or instrumentality of the United States, any State or political subdivision, unless there has been compliance with the Assignment of Claims Act or any similar State or local law, if applicable; (9) Borrower has delivered to Lender or Lender's representative such documents as Lender may have requested pursuant to Section 5.8 hereof in connection with such accounts and Lender shall have received a verification of such account, satisfactory to it, if sent to the account debtor or any other obligor or any bailee pursuant to Section
         5.4 hereof; (10) there are no facts, existing or threatened, which might result in any adverse change in the account debtor's financial condition; (11) such accounts owed by a single account debtor or its affiliates do not represent more than twenty percent (20%) of all otherwise Eligible Accounts, or in the case of Tech Data or Merisel, do not represent more than thirty percent (30%) or, in the case of Ingram Micro, do not represent more than thirty-five percent (35%), of all otherwise Eligible Accounts (provided that





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         accounts excluded from Eligible Accounts solely by reason of this subsection (11) shall nevertheless be considered Eligible Accounts to the extent of the amount of such accounts which does not exceed the applicable limit); (12) such accounts are not owed by an account debtor whose accounts or whose affiliates' accounts greater than ninety (90) days past invoice date comprise more than fifty percent (50%) of the accounts of such account debtor or its affiliates owed to Borrower; (13) such accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the amount of any customer credit limits as established, and changed, from time to time by Lender on 15 days' notice to Borrower (accounts excluded from Eligible Accounts solely by reason of this subsection (13) shall nevertheless be considered Eligible Accounts to the extent the amount of such accounts does not exceed such customer credit limit); and (14) such accounts are owed by account debtors deemed creditworthy at all times by Lender.

                          (e) "Eligible Inventory" is inventory owned by Borrower which is and remains acceptable to Lender for lending purposes and is located at one of the addresses set forth in Section 10.6(d).

                          (f) Lender shall have a continuing right to deduct reserves in determining the Gross Availability ("Reserves"), and to increase and decrease such Reserves from time to time, if and to the extent that, in Lender's reasonable credit judgment, such Reserves are necessary to protect Lender against any state of facts which does, or would, with notice or passage of time or both, constitute an Event of Default or have an adverse effect on any Collateral. Lender may, at its option, implement Reserves by designating as ineligible a sufficient amount of accounts or inventory which would otherwise be Eligible Accounts or Eligible Inventory so as to reduce Gross Availability by the amount of the intended Reserve. Without limiting the foregoing, Reserves shall be established for 100% of the undrawn face amount of standby letters of credit and for 100% of the undrawn face amount of Accommodations for the purchase of Eligible Inventory minus the applicable advance rate percentage multiplied by the cost of the inventory, plus duty and freight. Additionally, should any of the top eleven account debtors as referenced in Section 6.1 hereof be carrying more than 2 1/2 months of inventory, Lender may create a Reserve for the inventory in excess of a 2 1/2 month supply. The 2 1/2 month supply will be based on the prior 3 months sales to the account debtor in question.

                 2.2      Intentionally Deleted

                 2.3      Accommodations.

                          (a) Subject to the terms and conditions contained herein, Lender may, in its sole discretion, issue or cause to be issued, from time to time at Borrower's request and on terms and conditions and for purposes satisfactory to Lender, credit accommodations consisting of letters of credit, bankers' acceptances, merchandise





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         purchase guaranties or other guaranties or indemnities for Borrower's account (collectively, "Accommodations"). Borrower shall execute and perform additional agreements relating to the Accommodations in form and substance acceptable to Lender and the issuer of any Accommodations, all of which shall supplement the rights and remedies granted herein. Any payments made by Lender or any affiliate of Lender in connection with the Accommodations shall constitute additional Revolving Loans to Borrower.

                          (b) In addition to the fees and costs of any issuer in connection with issuing or administering Accommodations, Borrower shall pay monthly to Lender, on the first day of each month, a charge on the face amount of all outstanding Accommodations computed daily from the date of issuance until termination or payment, at the rate set forth in Section 10.3(a) (the "Accommodation Charges").

                          (c) No Accommodation will be issued unless the full amount of the Accommodation requested, plus fees and costs for issuance, is less than the Net Availability existing immediately prior to the issuance of the requested Accommodation, or if the requested Accommodation would cause the sum of the outstanding Obligations to exceed the Maximum Credit, or cause the sum of the open amount of Accommodations to exceed, at any time, the Accommodation sublimit set forth in Section 10.3(b).

                          (d) All indebtedness, liabilities and obligations of any sort whatsoever, however arising, whether present or future, fixed or contingent, secured or unsecured, due or to become due, paid or incurred or otherwise arising in connection with any Accommodation shall be included in the term "Obligations" as defined herein, and shall include, without limitation, (i) all amounts due or which may become due under any Accommodation; (ii) all amounts charged or chargeable to Borrower or to Lender by any bank, other financial institution or correspondent bank which opens, issues or is involved with such Accommodations; (iii) Lender's Accommodation Charges and all fees, costs and other charges of any issuer of any Accommodation; and
         (iv) all duties, freight, taxes, costs, insurance and all such other charges and expenses which may pertain directly or indirectly to any Obligations or Accommodations or to the goods or documents relating thereto.

                          (e) Borrower unconditionally agrees to indemnify and hold Lender harmless from any and all loss, claim or liability (including reasonable attorneys' fees) arising from any transactions or occurrences relating to any Accommodation established or opened for Borrower's account, the Collateral relating thereto and any drafts or acceptance thereunder, including any such loss or claim due to any action taken by an issuer of any Accommodation. Borrower further agrees to indemnify and hold Lender harmless for any errors or omissions in connection with the Accommodations, whether caused by Lender, by the issuer of any Accommodation or otherwise. Borrower's unconditional obligation to indemnify and hold Lender harmless under this provision





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         shall not be modified or diminished for any reason or in any manner whatsoever, except for Lender's gross negligence or wilful misconduct. Borrower agrees that any charges made to Lender by any issuer of any Accommodation shall be conclusive on Borrower and may be charged to Borrower's account.

                          (f) Lender shall not be responsible for the conformity of any goods to the documents presented, the validity or genuineness of any documents or delay, default, or fraud by the Borrower or shipper and/or anyone else in connection with the Accommodations or any underlying transaction.

                          (g) Borrower agrees that any action taken by Lender, if taken in good faith, or any action taken by an issuer of any Accommodation, under or in connection with any Accommodation, shall be binding on Borrower and shall not create any resulting liability to Lender, except in the case of gross negligence or wilful misconduct. In furtherance thereof Lender shall, upon and during the continuance of an Event of Default or if Lender is directly collecting the accounts pursuant to Section 5.4, have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute for Borrower's account any and all applications for steamship or airway guarantees, indemnitees or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications or Accommodations. All of the foregoing actions may be taken in Lender's sole name, and the issuer thereof shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from Lender, all without notice to or any consent from Borrower. None of the foregoing actions described in this subsection 2.3 (g) may be taken by Borrower after and during the continuance of an Event of Default or if Lender is directly collecting the accounts, without Lender's express written consent.

                 2.4 Obligations In Excess of Limitations. Lender may, in the exercise of its reasonable credit judgment, make or permit Revolving Loans and Accommodations or other Obligations in excess of the Maximum Credit, Gross Availability or applicable sublimits. To the extent such excess is permitted by Lender, all or any portion of such excess shall become due and payable upon Lender's demand therefor. To the extent the aggregate amount of Revolving Loans and Accommodations or other Obligations at any time exceeds, without the consent of Lender, the Maximum Credit, Gross Availability or applicable sublimits, all of such excess shall be immediately due and payable, upon Lender's demand therefor.

SECTION 3.       INTEREST AND FEES

                 3.1      Interest.





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                          (a)     Interest on all Obligations shall be payable
         by Borrower on the first day of each month, calculated upon the closing daily outstanding principal balances in the loan account(s) of Borrower for each day during the immediately preceding month, at the per annum rate set forth as the Interest Rate in Section 10.4(a). The Interest Rate shall increase or decrease by an amount equal to each increase or decrease, respectively, in the Prime Rate (as defined below), effective as of the date of each such change. On and after any Event of Default or termination or non-renewal hereof, at Lender's option, interest on all due and unpaid Obligations shall accrue at a rate equal to two percent (2%) per annum in excess of the Interest Rate otherwise payable until such time as all Obligations are indefeasibly paid in full in immediately available funds (notwithstanding entry of any judgment against Borrower or the exercise of any other right or remedy by Lender), and all such interest shall be payable on demand. Interest, including interest charged upon the occurrence of an Event of Default, shall be calculated on the basis of actual days elapsed over a 360-day year.
         In no event shall charges constituting interest exceed the rate permitted under any applicable law or regulation. However, if any interest or other charges paid or payable in connection with this Agreement are ever determined to exceed the maximum amount or rate permitted by law, Borrower and Lender understand and agree that: (A) the amount or rate of interest or other charges payable by Borrower pursuant to this lending transaction shall be reduced to the maximum amount permitted by law; and (B) any excess amount previously collected from Borrower in connection with this lending transaction which exceeded the maximum amount permitted by law will be credited against the outstanding principal balance. If the outstanding principal balance has already been paid, the excess amount paid will be refunded to Borrower.

                          (b) The "Prime Rate" is the rate of interest publicly announced by Chemical Bank (or its successor) in New York, New York as its prime rate or similar such designation (such rate is not intended to be the lowest rate of interest charged by such bank to its borrowers).

                 3.2 Facility Fee. Borrower shall pay Lender on each anniversary of the date hereof during any Term of this Agreement, a Facility Fee in the amount set forth in Section 10.4(b), which fee shall be fully earned and payable as of each anniversary, if any, hereof during any Term of this Agreement.

                 3.3 Closing Fee. Borrower shall pay Lender on the date hereof a Closing Fee in the amount set forth in Section 10.4(c), which fee is fully earned as of the date hereof.

                 3.4 Unused Line Fee. Borrower shall pay Lender on the first day of each month, in arrears, during the initial and any renewal term an Unused Line Fee at the rate set forth in Section 10.4(d), calculated on the amount, if any, by which the Maximum Credit exceeds the average outstanding principal balance of all Revolving Loans and Accommodations made to Borrower for the preceding month.





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                 3.5      Charges to Loan Account.  At Lender's option, all
payments of principal, interest, fees, costs, expenses and other charges provided for in this Agreement, or in any other agreement now or hereafter existing between Lender and Borrower, may be charged on the date when due as principal to any loan account of Borrower maintained by Lender, and shall thereafter bear interest at the rate and payable in the manner provided herein for the accrual and payment of interest on outstanding Obligations. No portion of any fees or charges payable by Borrower hereunder shall be refundable for any reason including, without limitation, termination of this Agreement.

SECTION 4.       GRANT OF SECURITY INTEREST

                 4.1 Grant of Security Interest. To secure the payment and performance in full of all Obligations, Borrower hereby grants to Lender a continuing security interest in and lien upon, and a right of setoff against, and Borrower hereby assigns and pledges to Lender, all of the Collateral, including any Collateral not deemed eligible for lending purposes.

                 4.2 Obligations. "Obligations" shall mean any and all Revolving Loans, Accommodations and all other indebtedness, liabilities and obligations of every kind, nature and description owing by Borrower to Lender, including principal, interest, charges, fees and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal Term or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended and whether arising directly or howsoever acquired by Lender including from any other entity outright, conditionally or as collateral security, by assignment, merger with any other entity, participations or interests of Lender in the obligations of Borrower to others, assumption, operation of law, subrogation or otherwise and shall also include all amounts chargeable to Borrower under this Agreement or in connection with any of the foregoing.

                 4.3 Collateral. "Collateral" shall mean all of the following property of Borrower:

                          (a) All now owned and hereafter acquired right, title and interest of Borrower in, to and in respect of all: accounts, including without limitation all interests in goods represented by accounts, returned, reclaimed or repossessed goods with respect thereto and rights as an unpaid vendor; chattel paper; general intangibles (including, but not limited to, tax and duty claims and refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, license agreements and licenses, whether as licensor or licensee, computer software programs and systems, choses in action and other claims, and existing and





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         future leasehold interests in equipment, real estate and fixtures);
         documents; instruments; letters of credit, bankers' acceptances or guaranties; cash monies, deposits, securities, bank accounts, deposit accounts, credits and other property now or hereafter held in any capacity by Lender, its affiliates or any entity which, at any time, participates in Lender's financing of Borrower or at any other depository or other institution; and agreements or property securing or relating to any of the items referred to above;

                          (b) All now owned and hereafter acquired right, title and interest of Borrower in, to and in respect of goods, including, but not limited to:

                                  (i)      All inventory, wherever located,
                 whether now owned or hereafter acquired, of whatever kind, nature or description, including all raw materials, work-in-process, finished goods and materials to be used or consumed in Borrower's business; and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licensor thereof;

                                 (ii) All equipment and fixtures, wherever located, whether now owned or hereafter acquired, including, without limitation, all machinery, equipment, motor vehicles, furniture and fixtures, and any and all additions, substitutions, replacements (including spare parts) and accessions thereof and thereto;

                               (iii) All consumer goods, farm products, crops, timber, minerals or the like (including oil and gas), wherever located, whether now owned or hereafter acquired, of whatever kind, nature or description;

                          (c) All now owned and hereafter acquired right, title and interest of Borrower in, to and in respect of any other personal property or any fixtures in or upon which Lender has or may hereafter have a security interest, lien or right of setoff;

                          (d) All present and future books and records relating to any of the above, including, without limitation, all computer programs, printed output and computer readable data, in any media, in the possession or control of the Borrower, any computer service bureau or other third party;

                          (e) All notes, security interests and deeds of trust or mortgages in favor of Borrower; and

                          (f) All products and proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing.





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SECTION 5.       COLLECTION AND ADMINISTRATION

                 5.1 Collections. Borrower shall, at Borrower's expense and in the manner requested by Lender from time to time, direct that remittances and all other proceeds of accounts and other Collateral shall be sent to a lock box designated by and/or maintained in the name of Lender, and deposited into a bank account maintained in the name of Lender under arrangements with the depository bank under which all funds deposited to such bank account are required to be transferred solely to Lender. Borrower shall bear all risk of loss of any funds deposited into such account. In connection therewith, Borrower shall execute such lock box and bank account agreements as Lender shall specify. Any collections or other proceeds received by Borrower shall be held in trust for Lender and immediately remitted to Lender, in kind.

                 5.2 Payments. All Obligations shall be payable at Lender's office set forth below or at Bank of America, NT & SA, in Los Angeles, California, or such substitute bank as Lender may determine ("Lender's Bank") or such other place as Lender may designate from time to time. For purposes of determining Gross and Net Availability, remittances and other payments with respect to the Collateral and Obligations will be treated as credited to the loan account of Borrower maintained by Lender and Collateral balances to which they relate, upon the date of Lender's receipt of advice from Lender's Bank that such remittances or other payments have been credited to Lender's account or in the case of remittances or other payments, received directly in kind by Lender, upon the date of Lender's deposit thereof at Lender's Bank, subject to final payment and collection. In computing interest charges, the loan account of Borrower maintained by Lender will be credited with remittances and other payments two (2) Business Days after Lender has received advice of receipt of remittances in Lender's account at Lender's Bank. For purposes of this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which either Lender or banks located in Los Angeles, California, or New York, New York are authorized to close.

                 5.3 Loan Account Statements. Lender shall deliver to Borrower monthly a loan account statement. Each statement shall be considered correct and binding upon Borrower as an account stated, except to the extent that Lender receives, within sixty (60) days after the mailing of such statement, written notice from Borrower of any specific exceptions by Borrower to that statement.

                 5.4 Direct Collections. Lender may, at any time, whether or not an Event of Default has occurred, without notice to or consent of Borrower, in Lender's reasonable credit judgment, (a) notify any account debtor that the accounts and other Collateral which includes a monetary obligation have been assigned to Lender by Borrower and that payment thereof is to be made to the order of and directly to Lender; (b) send, or cause to be sent by its designee, requests (which may identify the sender by a pseudonym) for verification of accounts and other Collateral directly to any account debtor or any other obligor or any bailee with respect thereto; and (c) demand, collect or enforce payment of any accounts or such other





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Collateral, but without any duty to do so, and Lender shall not be liable for any failure to collect or enforce payment thereof. At Lender's reasonable request, all invoices and statements sent to any account debtor, other obligor or bailee, shall state that the accounts and such other Collateral have been assigned to Lender and are payable directly and only to Lender.

                 5.5 Attorney-in-Fact. Borrower hereby appoints Lender and any designee of Lender as Borrower's attorney-in-fact and authorizes Lender or such designee, at Borrower's sole expense, to exercise at any time in Lender's or such designee's discretion all or any of the following powers, which powers of attorney, being coupled with an interest, shall be irrevocable until all Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender or Borrower, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof; (b) transmit to account debtors, other obligors or any bailee's notice of the interest of Lender in the Collateral or request from account debtors or such other obligors or bailees at any time, in the name of Borrower or Lender or any designee of Lender, information concerning the Collateral and any amounts owing with respect thereto; (c) notify account debtors or other obligors to make payment directly to Lender, or notify bailees as to the disposition of Collateral; (d) take or bring, in the name of Lender or Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of or other realization upon the accounts and other Collateral; (e) after and during the continuance of an Event of Default change the address for delivery of mail to Borrower and to receive and open mail addressed to Borrower; (f) after and during the continuance of an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts or other Collateral which includes a monetary obligation and discharge or release the account debtor or other obligor, without affecting any of the Obligations; and (g) execute in the name of Borrower and file against Borrower in favor of Lender financing statements or amendments with respect to the Collateral.

                 5.6 Liability. Borrower hereby releases and exculpates Lender, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof, whether as attorney-in-fact or otherwise, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for gross negligence or wilful misconduct. In no event will Lender have any liability to Borrower for lost profits or other special or consequential damages.

                 5.7 Administration of Accounts. After written notice by Lender to Borrower prior to an Event of Default and automatically, without notice, after an Event of Default, Borrower shall not, without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld, (a) grant any extension of time of payment of any of the accounts or any other Collateral which includes a monetary obligation; (b) compromise or settle any of the accounts or any such other Collateral for less than the full amount thereof; (c) release in whole or in part any account debtor or other person liable for the payment of any





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
of the accounts or any such other Collateral; or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the accounts or any such other Collateral.

                 5.8 Documents. At such times as Lender may reasonably request and in the manner reasonably specified by Lender, Borrower shall deliver to Lender or Lender's representative, as Lender shall designate, copies or originals of invoices, agreements, proofs of rendition of services and delivery of goods and other documents evidencing or relating to the transactions which gave rise to accounts or other Collateral, together with customer statements, schedules describing the accounts or other Collateral and/or statements of account and confirmatory assignments to Lender of the accounts or other Collateral, in form and substance satisfactory to Lender and duly executed by Borrower. Without limiting the provisions of Section 5.7, Borrower's issuance of credits, discounts, allowances, deductions, return authorizations or the like will promptly be reported to Lender in writing; provided that Borrower further agrees to issue the foregoing in a timely and prompt manner and to advise Lender of the granting of any credits (whether or not issued) arising or in an amount outside the ordinary course of business of Borrower as presently conducted or not customary in Borrower's ordinary business practice. In no event shall any such schedule or confirmatory assignment (or the absence thereof or omission of any of the accounts or other Collateral therefrom) limit or in any way be construed as a waiver, limitation or modification of the security interests or rights of Lender or the warranties, representations and covenants of Borrower under this Agreement.
Any documents, schedules, invoices or other paper delivered to Lender by Borrower may be destroyed or otherwise disposed of by Lender six (6) months after receipt by Lender, unless Borrower requests their return in writing in advance and makes prior arrangements for their return, at its expense.

                 5.9 Access. From time to time as reasonably requested by Lender, at the sole expense of Borrower (but subject to Section 6.13(d), Lender or its designee shall have complete access to all of the premises where Collateral is located for the purposes of inspecting the Collateral, including Borrower's books and records, and Borrower shall permit Lender or its designee to make such copies of such books and records or extracts therefrom as Lender may request. Without expense to Lender, Lender may use such of Borrower's personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises as Lender shall request for the collection of accounts and realization on other Collateral. Borrower hereby irrevocably authorizes all accountants and third parties, with the exception of Borrower's attorneys with respect to information for which a privilege is asserted, to disclose and deliver to Lender at Borrower's expense all financial information, books and records, work papers, management reports and other information in their possession regarding Borrower.

                 5.10 Environmental Audits. From time to time, as reasonably requested by Lender, at the sole expense of Borrower, Borrower shall provide Lender, or its designee, complete access to all of Borrower's facilities for the purpose of conducting an environmental audit of such facilities as Lender or its designees may deem necessary. Borrower agrees to cooperate with Lender with respect to any environmental audit conducted by Lender or its designee pursuant to this Section 5.10.

                 5.11 Primary Rate. Xircom, Inc. and Primary Rate, Inc. have jointly informed Lender that all accounts and inventory are initially recorded on the books of Xircom, Inc. even though some of the accounts and inventory belong to Primary Rate, Inc. Once each fiscal quarter, Xircom, Inc. reflects the assets of Primary Rate, Inc. by shifting certain accounts on Xircom, Inc.'s books and records and inventory to Primary Rate, Inc. In addition to the foregoing, Lender is informed by Xircom, Inc. and Primary Rate, Inc. that Xircom, Inc. pays the accounts payable and other obligations of Primary Rate, Inc. Therefore, Lender's advances to Xircom, Inc. will be used, in part, to pay the liabilities of Primary Rate, Inc. In connection with the foregoing, Borrower agrees as follows:

                          (a) At the end of each fiscal quarter, Xircom, Inc. will report to Lender in writing any reallocation of accounts or inventory to Primary Rate, Inc. Lender reserves the right to reallocate its loans to Primary Rate, Inc. based on such information.

                          (b) At the end of each fiscal quarter, Xircom, Inc. will report to Lender in writing the amount of liabilities of Primary Rate, Inc. paid by Xircom, Inc. during such fiscal quarter.

                          (c) Subject to Lender's right to reallocate loans pursuant to Section 5.11(a), Borrower directs Lender to make all advances to Xircom, Inc.

SECTION 6.       ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

                 Borrower hereby represents, warrants and covenants to Lender the following, the truth and accuracy of which, and compliance with which, shall be continuing conditions of the making of loans or other credit accommodations by Lender to Borrower:

                 6.1 Financial and Other Reports. Borrower shall keep and maintain its books and records in a manner sufficient to permit the preparation of financial statements, in accordance with generally accepted accounting principles, consistently applied. Borrower shall, at its sole expense, deliver to Lender (a) weekly, on or before Tuesday of each week, accurate and complete perpetual inventory reports; (b) monthly, on or before the tenth (10th) day of each month, accurate and complete accounts receivable and accounts and notes payable agings and a monthly inventory report; (c) monthly, on or before the twentieth (20th) day of each month, internally prepared interim financial statements and the "Top 11 Report" with supporting schedules for each of the top eleven account debtors measured by volume of sales; (d) annually, as soon as available, but in no event later than ninety (90) days after the end of Borrower's fiscal year, audited financial statements of Borrower accompanied by the report and opinion thereon of independent certified public accountants acceptable to Lender; and
(e) with such frequency as Lender shall reasonably request, cash flow projections in a form reasonably acceptable to Lender. All of the foregoing shall be in such form and together with such information with respect to the business of Borrower or any guarantor, as Lender may in each case request. Borrower shall also provide Lender, upon Lender's request, with accurate and complete copies of any reports, forms or other documents prepared or delivered by Borrower to any agency or authority pursuant to the requirements of any governmental statutes, regulations or ordinances and, without the necessity of Lender's request, copies of all filings with the Securities and Exchange Commission.

                 6.2 Trade Names. Borrower may from time to time render invoices to account debtors under its trade name(s) set forth in Section 10.6(f) after Lender has received prior written notice from Borrower of the use of such trade name(s) and as to which, Borrower agrees that: (a) such trade name does not refer to another corporation or other legal entity; (b) all accounts and proceeds thereof (including any returned merchandise) invoiced under any such trade names are owned exclusively by Borrower and are subject to the security interest of Lender and the other terms of this Agreement; and (c) all schedules of accounts and confirmatory assignments including any sales made or services rendered using the trade name shall show Borrower's name as assignor and Lender is authorized to receive, endorse and deposit to any loan account of Borrower maintained by Lender all checks or other remittances made payable to any trade name of Borrower representing payment with respect to such sales or services.

                 6.3 Losses. Borrower shall promptly notify Lender in writing of any loss, damage, investigation, action, suit, proceeding or claim relating to a material portion of the Collateral or which may result in any material adverse change in Borrower's business, assets, liabilities or condition, financial or otherwise.

                 6.4 Books and Records. Borrower's books and records concerning accounts and its chief executive office are and shall be maintained only at the address set forth in Section 10.6(c). Borrower's only other places of business and the only other locations of Collateral having an aggregate value in excess of $50,000, if any, are and shall be the addresses set forth in Sections 10.6(d) and 10.6(e) hereof, provided that Borrower may change such locations or open a new place of business upon thirty (30) days' prior written notice to Lender; provided that Borrower shall not be required to give any such notice with respect to a location at which Collateral with a value of less than $50,000 in the aggregate will be located. Prior to any change in location or opening of any new place of business, Borrower shall execute and deliver or cause to be executed and delivered to Lender such financing statements, financing documents and security and other agreements as Lender may reasonably require, including, without limitation, those described in Section 6.14.

                 6.5 Title. Borrower has and at all times will continue to have good and marketable title, free from defects, to all of the Collateral, free and clear of all liens, security interests, claims or encumbrances of any kind except in favor of Lender and except, if any, those set forth on Schedule A hereto.

                 6.6 Disposition of Assets. Borrower shall not directly or indirectly: (a) sell, lease, transfer, assign, abandon or otherwise dispose of (each a "Transfer") any part of the Collateral or any material portion of its other assets, other than (i) Transfers consisting of sales of inventory to buyers in the ordinary course of business, (ii) Transfers consisting of sales of worn-out or obsolete equipment in the ordinary course of business, (iii) Transfers consisting of the disposal of furniture in connection with the leasing of Borrower's previous headquarters facility, (iv) Transfers of non-exclusive licenses and similar arrangements for the use of proprietary rights of Borrower; (v) Transfers which constitute liquidation of cash equivalent investments; (vi) Transfers from Borrower to its subsidiaries which are permitted under Section 6.12 hereof, and (vii) other Transfers not otherwise permitted by this Section 6.6 not exceeding $1,000,000 in the aggregate in any fiscal year if written notice is given to Lender and the proceeds are remitted to Lender in kind to Lender's lock box; or (b) consolidate with or merge with or into any other entity, or permit any other entity to consolidate with or merge with or into Borrower (except that any existing subsidiary of Borrower may merge with and into Borrower so long as Borrower is the surviving corporation); or (c) form or acquire any interest in any firm, corporation or other entity.

                 6.7 Insurance. Borrower shall at all times maintain, with financially sound and reputable insurers, casualty insurance with respect to the Collateral and other assets. All such insurance policies shall be in such form, substance, amounts and coverage as may be satisfactory to Lender and shall provide for thirty (30) days' prior written notice to Lender of cancellation or reduction of coverage. Borrower hereby irrevocably appoints Lender and any designee of Lender as attorney-in-fact for Borrower to obtain such insurance at Borrower's expense, if Borrower does not do so, and, after an Event of Default, to adjust or settle any claim or other matter under or arising pursuant to such insurance or to amend or replace such insurance. Borrower shall deliver to Lender evidence of such insurance and a lender's loss payable endorsement satisfactory to Lender as to all existing and future insurance policies with respect to the Collateral. Borrower shall deliver to Lender, in kind, all instruments representing proceeds of insurance received by Borrower. Lender may apply any insurance proceeds received at any time to the cost of repairs to or replacement of any portion of the Collateral and/or, at Lender's option, to payment of or as security for any of the Obligations, whether or not due, in any order or manner as Lender determines; provided, however, that so long as no Event of Default has occurred and is continuing and the loss is under $500,000, Lender shall disburse the proceeds of insurance for casualty losses to Borrower to replace or repair the damaged or destroyed items.

                 6.8 Compliance With Laws. Borrower is and at all times will continue to be in compliance with the requirements of all material laws, rules, regulations and orders of any governmental authority relating to its business (including laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety or environmental matters) and all material agreements or other instruments binding on Borrower or its property. All of Borrower's inventory shall be produced in accordance with the requirements of the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders related thereto. Borrower shall pay and discharge all taxes, assessments and governmental charges against Borrower or any Collateral prior to the date on which penalties are imposed or liens attach with respect thereto, unless the same are being contested in good faith and, at Lender's option in the exercise of Lender's reasonable credit judgment. Reserves are established for the amount contested and penalties which may accrue thereon.

                 6.9 Accounts. With respect to each account deemed an Eligible Account, except as reported in writing to Lender, Borrower has no knowledge that any of the criteria for eligibility are not or are no longer satisfied. As to each account, except as disclosed in writing to Lender prior to or at the time such account arises (a) each is valid and legally enforceable and represents an undisputed bona fide indebtedness incurred by the account debtor for the sum reported to Lender; (b) each arises from an absolute and unconditional sale of goods, without any right of return or consignment (except for stock rotation or stock balancing rights), or from a completed rendition of services; (c) each is not, at the time such account arises, subject to any defense, offset, dispute, contra relationship, counterclaim, or any given or claimed credit, allowance or discount, except as specified on the invoice; and
(d) all statements made and all unpaid balances and other information appearing in the invoices, agreements, proofs of rendition of services and delivery of goods and other documentation relating to the accounts, and all confirmatory assignments, schedules, statements of account and books and records with respect thereto, are true and correct and in all respects what they purport to be; provided, that so long as Borrower promptly notifies Lender after Borrower's knowledge thereof that an account no longer meets the criteria set forth in the foregoing representations and warranties and the account is removed from Borrower's Gross Availability, no Event of Default shall rise from the falsity of these representations and warranties.

                 6.10 Equipment. With respect to Borrower's equipment, Borrower shall keep the equipment in good order and repair, and in running and marketable condition, except for obsolete or worn out equipment replaced in the ordinary course of business.

                 6.11     Intentionally Deleted.

                 6.12 Affiliate Transactions. Borrower will not, directly or indirectly: (a) lend or advance money or property to, guarantee or assume indebtedness of, or invest (by capital contribution or otherwise) in any person, firm, corporation or other entity (except for (i) advances in the ordinary course of business to suppliers in respect of the purchase of supplies or equipment, (ii) endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (iii) investments in obligations of the United States Government, deposit accounts, certificates of deposit, commercial paper, money market funds or other permitted by Borrower's investment policy which has been approved by the Board of Directors of Borrower and Lender (which consent shall not be unreasonably withheld), (iv) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (v) extensions of credit which arise as a result of sales by Borrower to its subsidiaries to the extent that the sales do not result in loans in excess of Gross Availability or any applicable sublimits,
(vi) investments in Primary Rate, Inc. and investments in other subsidiaries, and (vii) other investments aggregating not in excess of $1,000,000 in any fiscal year of Borrower; or (b) declare, pay or make any dividend or other distribution on account of any shares of any class of stock of Borrower now or hereafter outstanding except, if Borrower is an "S corporation" as defined in the Internal Revenue Code of 1986, as amended, for dividends to shareholders in an amount equal to their state and federal tax liabilities associated with such status from time to time; or (c) except as set forth in any subordination agreement between Lender and the applicable party or as otherwise permitted herein, make any payment of the principal amount of or interest on any indebtedness owing to any officer, director, shareholder or affiliate (excluding any subsidiary) of Borrower; or (d) make any loans or advances to any officer, director, employee, shareholder or affiliate of Borrower other than travel and other advances and relocation and similar loans in the ordinary course of business or any other loans not in the ordinary course of business in an aggregate amount not to exceed $500,000 in any fiscal year of Borrower; or
(e) enter into any sale, lease or other transaction with any officer, director, employee, shareholder or affiliate of Borrower on terms that are less favorable to Borrower than those which might be obtained at the time from persons who are not an officer, director, employee, shareholder or affiliate of Borrower (other than loans to employees at below market interest rates which are otherwise permitted under this Section 6.12).

                 6.13 Fees and Expenses. Borrower shall pay, on Lender's demand, all costs, expenses, fees, filing fees and taxes payable in connection with the preparation, execution, delivery, recording, administration (including Lender's standard wire transfer and returned check fees as Lender shall, from time to time, advise Borrower), collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may hereafter be made or entered into in respect hereof, or in any way involving claims by or against Lender directly or indirectly arising out of or related to the relationship between Borrower and Lender or any guarantor and Lender, including, but not limited to, the following, whether incurred before, during or after the initial or any renewal Term or after the commencement of any case with respect to Borrower or any guarantor under the United States Bankruptcy Code or any similar statute: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all title insurance and other insurance premiums, appraisal fees, search fees and fees incurred in connection with any environmental report, audit, survey, or remediation; (c) all fees as then in effect relating to the wire transfer of loan proceeds and all other funds and fees then in effect for returned checks and credit reports; (d) all expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic, field examinations of the Collateral and Borrower's operations, plus a per diem charge at the then prevailing rate (currently $650.00 per person per day, not to exceed $16,000 per year so long as there is no Event of Default) for Lender's examiners in the field and office; and (e) the reasonable costs, fees and disbursements of in-house and outside counsel to Lender, including but not limited to such fees and disbursements incurred as a result of litigation between the parties hereto, any third party and in any appeals arising therefrom.

                 6.14 Further Assurances. At the request of Lender, at any time and from time to time, at Borrower's sole expense, Borrower shall execute and deliver or cause to be executed and delivered to Lender, such agreements, documents and instruments, including waivers, consents and subordination agreements from landlords, bailees, mortgagees or other holders of property of Borrower or of loans due from Borrower or security interests or liens in the Collateral, and do or cause to be done such further acts as Lender, in its discretion, reasonably exercised, deems necessary or desirable to create, preserve, perfect or validate any security interest of Lender or the priority thereof in the Collateral and otherwise to effectuate the provisions and purposes of this Agreement. Borrower hereby authorizes Lender to file financing statements or amendments against Borrower in favor of Lender with respect to the Collateral, without Borrower's signature and to file as financing statements any carbon, photographic or other reproductions of this Agreement or any financing statements signed by Borrower.

                 6.15 Inventory. At Borrower's expense (but no more often than twice per year while no Event of Default is outstanding), Lender may conduct appraisals of Borrower's inventory from time to time. If the outstanding loan against Eligible Inventory exceeds 70% of the appraised liquidation value of the Eligible Inventory, Borrower will pay the difference thereof to Lender in three equal monthly installments.

                 6.16 Environmental Condition. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment. Borrower is in compliance in all material respects with all statutes, regulations, ordinances and other legal requirements pertaining to the production, storage, handling, treatment, release, transportation or disposal of any hazardous waste or hazardous substance.

SECTION 7.       EVENTS OF DEFAULT AND REMEDIES

                 7.1 Events of Default. All Obligations shall be immediately due and payable, without notice or demand, and any provisions of this Agreement as to future loans and credit accommodations by Lender shall terminate automatically, upon the termination or non-renewal of this Agreement or, at Lender's option, upon or at any time after the occurrence or existence of any one or more of the following (each, an "Event of Default"):

                          (a) Borrower fails to pay when due any of the Obligations;

                          (b) Borrower fails to perform, keep or observe any covenant contained in Sections 6.1(a) or 6.1(b) within three (3) Business Days, or in Sections 6.1(c), 6.1(d), 6.1(e), 6.3, 6.5, 6.7 or
         6.8 within five (5) Business Days, in each case of the date that Borrower is required to perform, keep or observe such covenant;provided that such 3 and 5 Business Day cure periods, as applicable, shall only be available to Borrower twice in any fiscal year with respect to each covenant;

                          (c) Any representation, warranty or statement of fact made by Borrower to Lender in this Agreement or any other agreement, schedule, confirmatory assignment or otherwise, or to any affiliate of Lender, shall prove inaccurate or misleading in any material respect;

                          (d) Any guarantor or subordinated creditor of Borrower revokes, terminates or fails to perform any of the material terms of any guaranty, endorsement, subordination agreement or other agreement of such party with or in favor of Lender or any affiliate of Lender;

                          (e) Any judgment(s) in excess of $500,000 in the aggregate or any injunction or attachment is obtained against Borrower or any guarantor and is either enforced or remains unstayed for a period of fifteen (15) days;

                          (f) Any guarantor which is a natural person dies, or Borrower or any guarantor which is a partnership or corporation is dissolved, or Borrower or any guarantor which is a corporation fails to maintain its corporate existence in good standing, or the usual business of Borrower or any guarantor ceases or is suspended;

                          (g) Borrower or any guarantor becomes insolvent, makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a general meeting of its creditors or principal creditors;

                          (h) Any petition or application for any relief under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed by or against Borrower or any guarantor and in the case of an involuntary petition in bankruptcy, is not dismissed within thirty
         (30) days from the date of the filing thereof;

                          (i) Any indictment of Borrower or any guarantor occurs under any criminal statute, or criminal or civil proceedings are commenced or threatened against Borrower or any guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material portion of the property of Borrower or any guarantor;

                          (j) Borrower shall enter into any business other than that in which it is engaged as of the date hereof or businesses related or incidental thereto; or

                          (k) Any default or event of default occurs on the part of Borrower under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its property is bound, creating or relating to any indebtedness of Borrower to any person or entity other than Lender in a principal amount exceeding $250,000, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of all or any part of such indebtedness, or all or any part of any such indebtedness shall be declared to be due and payable or required to be prepaid for any other reason, in either event prior to the stated maturity thereof.

                 7.2 Remedies. Upon the occurrence of an Event of Default and at any time thereafter, Lender shall have all the default rights and remedies provided in this Agreement, any other agreements between Borrower and Lender, the Uniform Commercial Code or other applicable law, all of which rights and remedies may be exercised without notice to Borrower, all such notices being hereby waived, except such notice as is expressly provided for hereunder or is not waivable under applicable law. All rights and remedies of Lender are cumulative and not exclusive and are enforceable, in Lender's discretion, alternatively, successively or concurrently on any one or more occasions and in any order Lender may determine. Without limiting the foregoing, Lender may (a) accelerate the payment of all Obligations and demand immediate payment thereof to Lender; (b) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral;
(c) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender; (d) collect, foreclose, receive, appropriate, set off and realize upon any and all Collateral; (e) extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts or other Collateral which includes a monetary obligation and discharge or release the account debtor or other obligor, without affecting any of the Obligations; and (f) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, by public or private sales at any exchange, broker's board, any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days' prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made shall be deemed to be reasonable notice thereof and Borrower waives any other notice. If Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

                 7.3 Application of Proceeds. Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of any of the Obligations, in whole or in part (including reasonable attorneys' fees and legal expenses incurred by Lender with respect thereto or otherwise chargeable to Borrower) and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency together with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

                 7.4 Lender's Cure of Third Party Agreement Default. Lender may, at its option, cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Lender's sole judgment, is necessary or appropriate to preserve, protect, insure, maintain or realize upon the Collateral. Lender may charge Borrower's loan account for any amounts so expended, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment, bonding or discharge, and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower.

SECTION 8.       JURY TRIAL WAIVER; CERTAIN OTHER WAIVERS AND CONSENTS

                 8.1 Jury Trial Waiver. BORROWER AND LENDER EACH WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED BY EITHER OF THEM AGAINST THE OTHER WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWER OR LENDER, OR, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND LENDER. IN NO EVENT WILL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

                 8.2 Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any kind, nature or description in any action or proceeding instituted by Lender with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating thereto, except compulsory counterclaims.

                 8.3 Jurisdiction. Borrower hereby irrevocably submits and consents to the non-exclusive jurisdiction of the State and Federal Courts located in the State of California and any other State where any Collateral is located, with respect to any action or proceeding arising out of this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating thereto. In any such action or proceeding, Borrower waives personal service of the summons and complaint or other process and papers therein and agrees that the service thereof may be made by mail directed to Borrower at its chief executive office set forth herein or other address thereof of which Lender has received notice as provided herein or as otherwise permitted by law, service to be deemed complete five (5) days after mailing return receipt requested, or as permitted under the rules of either of said Courts. Any such action or proceeding commenced by Borrower against Lender will be litigated only in a federal court located in the Central District of California, or a state court in the County of Los Angeles, California.

                 8.4 No Waiver by Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. A waiver by Lender of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

SECTION 9.       TERM OF AGREEMENT; MISCELLANEOUS

                 9.1 Term. This Agreement shall only become effective upon execution and delivery by Borrower and Lender and shall continue in full force and effect for a term of one (1) year from the date hereof and shall be deemed automatically renewed for successive terms of one (1) year thereafter unless terminated as of the end of the initial or any renewal term (each a "Term") by either party giving the other written notice at least sixty (60) days prior to the end of the then-current Term.

                 9.2 Early Termination. Borrower may also terminate this Agreement by giving Lender at least thirty (30) days' prior written notice at any time upon payment in full of all of the Obligations as provided herein, including the early termination fee provided below. Lender shall also have the right to terminate this Agreement at any time upon or after the occurrence and during the continuance of an Event of Default. If Lender terminates this Agreement upon or after the occurrence of an Event of Default, or if Borrower shall terminate this Agreement as permitted herein effective prior to the end of the Initial Term, in addition to all other Obligations, Borrower shall pay to Lender, upon the effective date of termination, in view of the impracticality and extreme difficulty of ascertaining actual damages, an early termination fee equal to 3% of the Maximum Credit.

                 9.3 Additional Cash Collateral. Upon any termination of this Agreement by Borrower as permitted herein, in addition to payment of all Obligations which are not contingent, Borrower shall deposit such amount of cash collateral as Lender reasonably determines is necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys' fees, in connection with any open Accommodations or remittance items or other payments provisionally credited to the Obligations or with respect to which Lender has not yet received final and indefeasible payment.

                 9.4 Notices. Except as otherwise provided, all notices, requests and demands hereunder shall be (a) made to Lender at its address set forth in Section 10.6(a) and to Borrower to the attention of Vice President Finance with a copy to General Counsel, at its chief executive office set forth in Section 10.6(c), or to such other address as either party may designate by written notice to the other in accordance with this provision; and (b) deemed to have been given or made: if by hand, immediately upon delivery; if by telex, telegram or facsimile, immediately upon receipt; if by overnight delivery service, one (1) day after dispatch; and if by first class or certified mail, three (3) days after deposit in the U.S. Mail, postage prepaid and addressed as set forth herein.

                 9.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable.

                 9.6 Entire Agreement; Amendments; Assignments. This Agreement contains the entire agreement of the parties as to the subject matter hereof, all prior commitments, proposals and negotiations concerning the subject matter hereof being merged herein. Neither this Agreement nor any provision hereof shall be amended, modified or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, except that any obligation of Lender under this Agreement shall not be assignable or inure to the successors and assigns of Borrower.

                 9.7 Discharge of Borrower. No termination of this Agreement shall relieve or discharge Borrower of its obligations, grants of Collateral, duties and covenants hereunder or otherwise until such time as all Obligations to Lender have been indefeasibly paid and satisfied in full, including, without limitation, the continuation and survival in full force and effect of all security interests and liens of Lender in and upon all then existing and thereafter-arising or acquired Collateral and all warranties and waivers of Borrower.

                 9.8 Usage. All terms used herein which are defined in the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement and all references to the singular or plural herein shall also mean the plural or singular, respectively.

                 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                 9.10 Confidentiality. In handling any confidential information of Borrower, Lender shall use reasonable care to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Lender or to Lender's attorneys or agents in connection with present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest of Lender under this Agreement, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order; provided that Borrower is given notice; and
(iv) as may be required in connection with the examination, audit or similar investigation of Lender. Notwithstanding any provision of this Agreement to the contrary, prior to the occurrence of an Event of Default, Borrower will not be required to disclose, permit the inspection, examination, copying or making extracts of, or discussions of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information that does not constitute or relate to the Collateral, or (ii) in respect to which disclosure to Lender (or designated representative) is then prohibited by law.

SECTION 10.      ADDITIONAL DEFINITIONS AND TERMS

         10.1    (a)      Maximum Credit:          the lesser of $15,000,000
                                                   or (1) 33 1/3% plus
                                                   $2,000,000 from the date
                                                   hereof through December 31,
                                                   1995, (2) 33 1/3% plus
                                                   $1,000,000 from January 1,
                                                   1996 through March 31, 1996
                                                   and (3) 33 1/3% thereafter,
                                                   of the prior three months'
                                                   collections, to be
                                                   determined by Lender on a
                                                   monthly basis (aggregate for
                                                   both Borrowers)

        (b)      Gross Availability Formulas:

                      Eligible Accounts Percentage:  75%(1)(subject
                                                     to a sublimit of
                                                     $250,000 against
                                                     progress-billed
                                                     Accounts)

                      Eligible Inventory
                      Percentages

                      Finished Goods:                40%; provided that
                                                     advances against
                                                     eligible finished
                                                     goods inventory
                                                     shall at no
                                                     time exceed 70% of
                                                     the appraised
                                                     orderly liquidation
                                                     value (as determined
                                                     by Lender) of the
                                                     eligible finished
                                                     goods inventory and
                                                     finished subassemblies
                                                     (top level assemblies).(2)





____________________

(1) So long as dilution does not exceed 15%. If dilution exceeds 15%, the advance percentage shall be reduced by 1% for each percent of dilution in excess of 15%. For purposes of determining dilution, Lender will make that determination based on its audits but, in general, Lender will not include in the computation of dilution accounts which were never Eligible
Accounts or any account to the extent a Reserve has been established for that account.

(2) The Eligible Inventory Percentage shall be reduced to 20% immediately upon any determination by Lender that Borrower has recorded cumulative net losses, exclusive of non-cash, non-recurring restructure charges, in excess of the following levels for the given periods:

            Period                    Cumulative Net Loss
            ------                    -------------------
            Quarter ended 12/31/95         $4,000,000
            Quarter ended 03/31/96          4,000,000
            Quarter ended 06/30/96          4,000,000
            Quarter ended 09/30/96          4,000,000

The Eligible Inventory Percentage will be increased to the original 40% if the Cumulative Net Loss in a calendar quarter subsequent to a reduction in the Eligible Inventory Percentage meets

(continued...)
                                      24

              (c)      Inventory Sublimit:             $4,500,000 (aggregate
                                                       for both Borrowers)

              (d)      Maximum days after Invoice
                       Date for Eligible Accounts:     90

      10.2    Intentionally Deleted

      10.3    Accommodations:

              (a)      Lender's Charge for
                       Accommodations:                 1.25% over a 360-day
                                                       year

              (b)      Sublimit for Accommodations:    $1,000,000 (aggregate
                                                       for both Borrowers)

      10.4    Fees:

              (a)      Interest Rate:  Prime Rate plus 1.25% over a 360-day
                                                       year

              (b)      Facility Fee:                   1.0% of the Maximum
                                                       Credit (due only
                                                       at anniversary)

              (c)      Closing Fee:                    1.0% of the Maximum
                                                       Credit


              (d)      Unused Line Fee:                0.25%; provided no
                                                       Unused Line Fee
                                                       will be payable so
                                                       long as Borrower
                                                       maintains a minimum
                                                       monthly average loan
                                                       of $2,500,000.

      10.5    Intentionally Deleted.

      10.6    (a)      Lender's Office:                300 South Grand Avenue
                                                       Third Floor
                                                       Los Angeles, CA 90071

              (b)      Borrower:                       Xircom, Inc.
                                                       Primary Rate, Inc.


---------------
(2) (...continued)
the financial test above and no Event of Default has occurred and is continuing.

          (c)      Borrower's Chief
                      Executive Office:       2300 Corporate Center Drive
                                              Thousand Oaks, California  91320

          (d)      Locations of
                      Eligible Inventory
                      Collateral:             See Schedule "B".

          (e)      Borrower's Other
                      Offices and
                      Locations of
                      Collateral:             See Schedule "C".

          (f)      Borrower's Trade
                      Names for
                      Invoicing:              See Schedule "D".




                 IN WITNESS WHEREOF, Borrower and Lender have duly executed this Agreement this 8 day of November 1995.


LENDER:                                           BORROWER:
------                                            --------

THE CIT GROUP/CREDIT                              XIRCOM, INC.
  FINANCE, INC.


By:     Thomas Hayes                              By:     R. Holliday
   ----------------------------                      ------------------------
Title:  Vice President                            Title:  Secretary
      -------------------------                         ---------------------

                                                  PRIMARY RATE, INC.


                                                  By:     R. Holliday
                                                     ------------------------
                                                  Title:  Secretary
                                                        ---------------------

                                   SCHEDULE A

                                Permitted Liens


(a) Encumbrances consisting of easements, zoning restrictions, or other restrictions on the use of real property or, imperfections to title to real property that could not reasonably be expected to have a material adverse effect on Borrower or its assets;

(b) Liens for taxes, assessments, or other governmental charges that are not delinquent or which are being contested in good faith and for which adequate Reserves have been established;

(c) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar statutory liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate Reserves have been established;

(d) Liens resulting from good faith deposits to secure payment of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of debt), or leases, all in the ordinary course of business;

(e)  The following existing liens:

                 Secured Party                      Filing No.
                 -------------                      ----------
         1)      LEASTEC CORPORATION                91-257180

         2)      LEASTEC INCOME FUND 85-1           91-269053

         3)      XEROX CORPORATION                  91-257825

         4)      PITNEY BOWES CREDIT CORPORATION    92-002700

         5)      LEASTEC INCOME FUND III            92-024699
                 (*ASSIGNED TO FLEET CREDIT)

         6)      AMPLICON, INC.                     92-045540
                 (*ASSIGNED TO CONCORD COMMERCIAL)

         7)      LEASTEC CORPORATION                92-071115
                 (*ASSIGNED TO FLEET CREDIT)

         8)      BUSINESS CREDIT LEASING            92-153167

         9)      AMPLICON, INC.                     91-240224
                 (*ASSIGNED TO CONCORD COMMERCIAL)

         10)     MASTER LEASE DIVISION OF TOKAI     91-149449
                 FINANCIAL

         11)     SIEMENS CREDIT CORPORATION         91-220146

         12)     SIEMENS CREDIT CORPORATION         91-220147

         13)     LEASTEC INCOME FUND III            91-257179

(f) Liens arising from judgments, decrees or attachments not constituting an Event of Default under Section 7 hereof and for which adequate Reserves have been established;

(g) Liens which constitute rights of setoff of an ordinary nature or banker's liens for amounts on deposit whether arising by operation of law or by contract in connection with with arrangements with banks in the ordinary course of business; and

(h) liens not to exceed in the aggregate $250,000 for the purchase or lease of equipment.

                                   SCHEDULE B

                   Locations of Eligible Inventory Collateral


2300 Corporate Center Drive
Thousand Oaks, California  91320

10 Manor Parkway
Salem, New Hampshire  03079

                                   SCHEDULE C

              Borrower's Other Offices and Locations of Collateral


2041 Landings Drive
Mountain View, California  94043

915 15th Street, N.W.
Washington, D.C.  20005

                                   SCHEDULE D

                      Borrower's Trade Names for Invoicing


PRI
Xircom Systems Division
Xircom ISDN Products Division





                                      D-1